Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTING FIRM

Visual Connection, a.s.
Prague, Czech Republic

I hereby consent to the use of my independent auditor’s report dated November 20, 2008, relating to my audit of the financial statements of Visual Connection, a.s. for the year ended March 31, 2008, which is in the Form 8-K/A of KIT digital, Inc. filed July 21, 2009.

Prague, Czech Republic
July 21, 2009

/s/ Ing. Jiri Fiser

Ing, Jiri Fiser
Auditor of the Chamber of Auditors of the Czech Republic